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                                                                   EXHIBIT 10.23


                                                                          [LOGO]
                                                                        ESPS(TM)

                             [LETTERHEAD OF ESPS]


March 15, 2001



Mr. Jack Rosso
116 Bobby Jones Drive
Hendersonville, NC  28739

Dear Jack:

It is with pleasure that I offer you the position of Vice President - Business Development. It is our expectation that you will lead our "GMP" team once we enter the market. This is a critical unit in our growth plans and is the launching point for new ESPS products. We expect this unit to derive over $40M in incremental revenue over the next 3 years. We need a dynamic, experienced leader to drive this business. We believe you are that leader. Your combination of commercial experience, presence and leadership skills are exactly what this unit needs to get a quick start at its formation.

In this position you will be responsible for all operating results, tactical programs and strategic direction for the "GMP" unit. You will also be expected to actively participate in the strategic planning, product planning and business policy activities of ESPS worldwide.

ESPS is positioned for exceptional success as we leverage our world-class customer base, our technology and our other assets. We need to add skilled, exceptional leaders to our management team to help us take advantage of our opportunities. Your addition to our leadership team will greatly enhance our ability to reach our potential.

We hope this offer demonstrates our sincere desire that you join the ESPS team. We look forward to the exceptional contributions that we know you will bring to our team.

Sincerely,



R. Richard Dool
President and CEO

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                                                                          [LOGO]
                                                                        ESPS(TM)


                             [LETTERHEAD OF ESPS]


Employment Offer
Jack Rosso


Position:                Vice President - Business Development

Annual Salary:           $180,000.00

Incentive Pay:           $85,000 expected at plan (FY'02)
                         We will mutually develop the incentive plan which will be based on the expected operating results of the "GMP" unit. You will receive no less than $85,000 (full year basis) on the achievement of the expected operating results of the "GMP" unit. You will also have the opportunity to earn more based on the overachievement of the expected operating results of the "GMP" unit.
                         Your incentive plan will be based on both quarterly and annual operating results and will be paid quarterly.

Stock Options:           You will be awarded 125,000 options under the ESPS
                         Stock Option Program upon your start date. The Options will be priced based on the ESPS share price at the close of your first day of employment. Vesting will be 25% after 12 months and the remaining 75% according to the ESPS Vesting Schedule (remainder quarterly over 3 years).

Signing Bonus:           You will receive a $15,000 signing bonus to be paid in
                         three increments:

                              $5,000 after 30 days
                              $5,000 after 90 days
                              $5,000 after 180 days

Severance:               You will participate in the management severance
                         program. You will receive no less than 6 months pay for termination for reasons other than cause. This is a mutual program that requires that you also give 3 months notice if you intend to leave ESPS.

Other Benefits:          You will be eligible for all employee benefit programs.

Car Allowance:           $500 per month net.


Agreed:   ___________________________         ______________
          Jack Rosso                          Date